Exhibit 5.2

A PROFESSIONAL CORPORATION

ZIONS BANK BUILDING SUITE 900

10 EAST SOUTH TEMPLE

SALT LAKE CITY, UTAH 84133

TELEPHONE 801-530-7300

FAX 801-364-9127

December 5, 2012

Zions Bancorporation

One South Main, 15th Floor

Salt Lake City, Utah 84111

Ladies and Gentlemen:

We have acted as Utah counsel to Zions Bancorporation, a Utah corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-173299) of the Company filed on April 4, 2011 with the Securities and Exchange Commission (the “Commission”), as amended at the time each part of such registration statement became effective (the “Registration Statement”), the preliminary prospectus supplement dated November 28, 2012 of the Company (the “Preliminary Prospectus”), the prospectus supplement dated November 29, 2012 of the Company (together with the Preliminary Prospectus Supplement, the “Prospectus Supplements”) filed with the Commission, relating to the sale by the United States Department of the Treasury of an aggregate of 5,789,909 warrants (the “Warrants”) of the Company, initially representing the right to purchase an aggregate of up to that same number of shares (the “Warrant Shares”) of the Company’s common stock (the “Common Stock”), having an exercise price of $36.27 (subject to adjustment), expiring on November 14, 2018, and issued by the Company on November 14, 2008.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933.

In connection with this representation, we have examined the originals, or copies identified to our satisfaction, of such minutes, including the resolutions of the Company’s Board of Directors authorizing the issuance of the Warrants (the “Resolutions”), agreements, corporate records and filings and other documents necessary to or appropriate for our opinion contained in this letter (the “Transaction Documents”). We have assumed that the authority granted in the Resolutions remains in effect. In our examination of the Transaction Documents, we have assumed the genuineness of all signatures that exist on those documents and have assumed the authenticity and regularity of each of the Transaction Documents submitted to us. We have also relied as to certain matters of fact upon representations made to us by public officials, officers and agents of the Company, and other sources we believe to be responsible. We have also assumed that all relevant corporate actions heretofore taken by the Company will remain in full force and effect and, after the date hereof, no such corporate action shall have been amended or rescinded and no action inconsistent or in conflict with any such corporate action shall have been taken by or on behalf of the Company.

Zions Bancorporation

December 5, 2012

Based upon and in reliance on and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, it is our opinion that:

1.	The Warrants have been duly authorized, executed, authenticated, issued, and delivered; and

2.	The Warrant Shares have been duly authorized, and when issued and delivered by the Company upon payment of the warrant exercise price in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Although we have reviewed the Transaction Documents, and have made such inquiries as we deem appropriate under the circumstances, we have not verified independently the existence or absence of all of the facts set forth in each such Transaction Document.

Our opinion, as set forth herein, is subject to the following further qualifications:

(A) This opinion speaks only as of its date and you understand that this firm has no obligation to advise you of any changes of law or fact that occur after the date of this opinion, even if the change may affect the legal analysis, a legal conclusion or any informational confirmation in this opinion.

(B) Members of our firm are admitted to the Bar in the State of Utah. This opinion is limited to the federal laws of the United States and the laws of the States of Utah and New York, and we have not been asked to address nor have we addressed or expressed an opinion on the laws of any other jurisdiction. With respect to all matters of New York law, we have, with your approval, relied upon the opinion, dated the date hereof, of Sullivan & Cromwell LLP and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Sullivan & Cromwell LLP. We believe you and we are justified in relying on such opinion for such matters.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on December 5, 2012 and incorporated by reference in the Registration Statement and to the reference to us under the heading “Validity of the Warrants” in the Prospectus Supplements. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

CALLISTER NEBEKER & McCULLOUGH
A Professional Corporation

/s/ Callister Nebeker & McCullough